SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                             ________________

                               SCHEDULE 13G/A
                              (Rule 13d-102)
                             ________________

       INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
           RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
            THERETO FILED PURSUANT TO 13d-2 UNDER THE
                 SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)*


                          RIVIERA HOLDINGS CORPORATION
                                 (Name of Issuer)

                    Common Stock, $.001 par value per share
                        (Title of Class of Securities)

                             769627100
                           (CUSIP Number)

                       February 29, 2000
        (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                                                 PAGE 3 of 6
CUSIP No. 769627100


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc.
            132674766
________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)  SEC USE ONLY

________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
________________________________________________________________________



ITEM 1(a).  NAME OF ISSUER:
              RIVIERA HOLDINGS CORPORATION

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109

ITEM 2(a).  NAME OF PERSON FILING:
              Morgens, Waterfall, Vintiadis & Co., Inc.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of Morgens, Waterfall, Vintiadis & Co., Inc. is 10 East 50th St., New York NY 10022.

ITEM 2(c).  CITIZENSHIP:
              New York

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              common stock, $.001 par value per share

ITEM 2(e).  CUSIP NUMBER:
              769627100

		This filing is for explanation purposes only with respect to two previous Schedule 13G/A filings made on March 9, 2000 and March 16,
2000 by MWV & Co. in regards to this issuer.  On March 9, 2000, MWV &
Co. filed a Schedule 13G/A to reports its holdings as of February 29, 2000, however, due to a typographical error, the cover page for the March 9, 2000 filing reflected an incorrect event date of January 31, 2000--it should have been February 29, 2000. On March 16, 2000, MWV &
Co. made a subsequent filing solely to correct the event date. There were no other changes concerning any other information reported in the March 9, 2000 Schedule 13G/A filing.






                             SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 22, 2000


                                    ______________________________
                                    John C. "Bruce" Waterfall,
                                    as President, on behalf of
                                    Morgens, Waterfall, Vindiatis
                                      & Co., Inc.



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